QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
THE BOYDS COLLECTION, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

350 South Street, McSherrystown, Pennsylvania 17344

        March 28, 2003

Dear Fellow Stockholders:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders of The Boyds Collection, Ltd., ("Boyds"). This meeting will be held at Boyds Bear Country, 75 Cunningham Road, Gettysburg, Pennsylvania on Tuesday, May 20, 2003 at 8:30 a.m. Eastern Daylight Time.

        Ten Directors are to be elected at the Annual Meeting. In addition, you will be asked to ratify the selection of independent accountants, and consider such other matters as may properly be brought before the meeting.

        KKR 1996 Fund L.P. and KKR Partners II, L.P., which together own approximately 59.0% of Boyds common stock, have advised Boyds that they intend to vote their shares of common stock in favor of each of the matters specified above. Therefore, approval of such matters by the shareholders of Boyds is assured.

        It is very important that your shares be represented at the Annual Meeting, whether or not you plan to attend personally. Therefore, you should complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the Annual Meeting.

Yours very truly,

Jean André Rougeot Chief Executive Officer and Director

350 South Street, McSherrystown, Pennsylvania 17344

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2003

To the Stockholders of
        THE BOYDS COLLECTION, LTD.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Boyds Collection, Ltd. ("Boyds") will be held at Boyds Bear Country, 75 Cunningham Road, Gettysburg, Pennsylvania on Tuesday, May 20, 2003 at 8:30 a.m. Eastern Daylight Time, to consider the following matters:

  1.
  the election of ten Directors;

  2.
  the ratification of the appointment of Deloitte & Touche LLP as independent certified public accountants for the current fiscal year; and

  3.
  the transaction of such other business as may properly be brought before the meeting.

        Details concerning those matters to come before the meeting are set forth in the acacompanying proxy statement for your inspection.

        The Annual Report on form 10-K to Stockholders of Boyds for the fiscal year ended December 31, 2002 is enclosed. We hope you will find it informative.

        Pursuant to the Amended and Restated By-laws of Boyds, the Board of Directors has fixed the close of business on March 20, 2003, as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock of Boyds, $0.0001 par value, will entitle the holder thereof to one vote on all matters which may properly come before the Annual Meeting.

                      By Order of the Board of Directors,
                      Christine L. Bell
                       Chief Operating Officer and Secretary

Dated: March 28, 2003

i

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 11, 2003) is furnished to the holders ("Stockholders") of common stock, par value $0.0001 per share ("Common Stock"), of The Boyds Collection, Ltd. ("Boyds" or the "Company") in connection with the solicitation of proxies (each, a "Proxy") to be used at the Annual Meeting of Stockholders to be held at 8:30 a.m. on May 20, 2003 (the "Annual Meeting"), and any adjournments or postponements thereof. The Proxy may be revoked at any time prior to being voted by written notice to the Chief Operating Officer and Secretary of the Company, by submission of a Proxy bearing a later date or by voting in person at the meeting. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with instructions thereon or if no instructions are specified thereon, then the Proxy will be voted as recommended by the Board of Directors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of independent accountants and the affirmative vote of a plurality of all votes cast at a meeting at which a quorum is present is required to elect a director. The deadline for receipt by the Secretary of Boyds of stockholder proposals for presentation at the Annual Meeting was October 31, 2002. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

        Only holders of record of Common Stock at the close of business on March 20, 2003 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 59,111,452 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shares representing a majority of the votes entitled to be cast by the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

        As of March 20, 2003, KKR 1996 Fund L.P. and KKR Partners II, L.P. (the "Common Stock Partnerships") owned approximately 59.0% of the Common Stock. The Common Stock Partnerships have advised Boyds that they intend to vote all of their shares of Common Stock in favor of the election of the ten nominated directors and the ratification of the selection of Deloitte & Touche LLP as independent accountants. Such action by the Common Stock Partnerships is sufficient to elect such directors and approve such matter without any action on the part of any other holder of Common Stock. Certain of the nominees for Director of Boyds are affiliated with the general partner of each of the Common Stock Partnerships. See "Executive Compensation—Compensation Committee Interlocks and Insider Participation."

        The Annual Report to Stockholders of Boyds for the fiscal year ended December 31, 2002 is enclosed, but does not constitute a part hereof.

        The complete mailing address of the principal executive office of the Company is 350 South Street, McSherrystown, Pennsylvania 17344.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  Meetings of the Board:

        During the 2002 fiscal year, the board of directors of the Company (the "Board of Directors" or "the Board") met on four occasions. No incumbent director, other than Henry R. Kravis, George R. Roberts, and Joseph Y. Bae, attended fewer than 75% of the aggregate number of Board meetings and committee meetings on which such Director served.

  Committees of the Board:

        The Board of Directors currently has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Board does not have a nominating committee. The Company's Executive Committee, consisting of Henry R. Kravis, Scott M. Stuart, Marc S. Lipschultz

and Gary M. Lowenthal, met on four occasions during the 2002 fiscal year. The Company's Audit Committee, consisting of Timothy Brady, Ann T. Buivid and James F. McCann met four times during the 2002 fiscal year. All members are independent directors, as defined under the listing standards of the New York Stock Exchange. The Company's Compensation Committee, consisting of Scott M. Stuart and Marc S. Lipschultz, met on three occasions during the 2002 fiscal year. The Executive Committee has authority to act for the Board of Directors on most matters during intervals between Board meetings. The functions of the Audit Committee include reviewing with the Company's management and independent accountants the plans and results of the annual audit, approving the audit and non-audit services by such independent accountants, reviewing the scope and results of the Company's internal auditing procedures, reviewing the adequacy of the Company's system of internal accounting controls and reviewing the annual financial statements prepared for release to stockholders and the public. The functions of the Compensation Committee include reviewing the salaries and bonuses of senior management and the review and approval of participation in, and administration of, the 2000, 2001, and 2002 Option Plans for Key Employees of the Company (the "Plans").

Report of the Audit Committee

        Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for examining those statements. In connection with the preparation of the December 31, 2002 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with the Company's management and independent accountants, (2) discussed with the auditors the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including Statement on Auditing Standards No. 61, (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence from management and the Company, and (4) considered the compatibility of non-audit services with the auditors' independence.

        Based upon these reviews and discussions, the Audit Committee has recommended, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended, subject to Stockholders' approval, the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2003, and the Board concurred in such recommendation.

         THE AUDIT COMMITTEE

        Timothy Brady, Chairman

        Ann T. Buivid

        James F. McCann

        Subject to the passage of Proposal One, the Audit Committee will consist of three independent members of the Board of Directors, namely Timothy Brady, Chairman, Ann T. Buivid and James F. McCann, as required by Sections 303.01 (B) (2) (a) and (3) of the New York Stock Exchange's listing standards. The Audit Committee has adopted a written charter, which has been filed as an appendix to the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders.

  Principal Accounting Firm Fees

        The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2001 and 2002 by the Company's principal accounting firm, Deloitte & Touche LLP:

	2002	2001
Audit Fees(a)	$241,000	$190,000
Audit Related Fees	0	5,100
Tax Fees(b)	110,000	444,200
All Other Fees	0	0

Total Accounting Firm Fees	$351,000	$639,300

(a)
Audit fees for the years ended December 31, 2002 and 2001, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company and include quarterly reviews, statutory audits and consents and review of documents filed with the Securities and Exchange Commission.

(b)
Tax fees for the years ended December 31, 2002 and 2001, respectively, include fees for consultation and compliance services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 20, 2003 by (i) each director and nominee, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of the 2002 fiscal year (the "named executive officers"), (iii) all executive officers and directors as a group and (iv) the Company's principal stockholders. Other than as set forth in the table below, there are no persons known to the Company to beneficially own more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Common Stock		Exercisable Options(1)	Percentage of Class
KKR 1996 GP L.L.C.	32,987,654	(2)	—	56%
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, NY 10019
Strata LLC	1,673,253	(3)	—	3%
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, NY 10019
The GJL L.L.C.	4,392,066	(4)	—	7%
Gary M. Lowenthal	5,625,342		41,936	10%
Henry R. Kravis	267,381	(5)	6,000	*
George R. Roberts	67,381		6,000	*
Scott M. Stuart	67,381		6,000	*
Timothy Brady	—		6,000
Marc S. Lipschultz	67,381		6,000	*
Joseph Y. Bae	—		6,000
Ann T. Buivid	—		6,000
James F. McCann	—		6,000
Jean-André Rougeot, Chief Executive Officer	128,750		200,000	*
Christine L. Bell, Chief Operating Officer	212,250		30,000	*
Linda Colson, VP—Sales	—		—
Elizabeth E. Smith, VP—Product Development	121,286		30,000	*
David L. Miller, VP—Marketing	—		31,000
All executive officers and directors as a group (14 persons)	6,507,152		380,936	12%

•
Owns less than 1% of the total outstanding Common Stock.

(1)
Exercisable options include stock options that the officer or director could exercise within 60 days.

(2)
KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 GP L.L.C. beneficially owns 56% of the Common Stock. KKR 1996 GP L.L.C. is a limited liability company, the members of which are Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Alexander Navab, Neil Richardson and Todd Fisher. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who is a member of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares.

(3)
Strata LLC is the sole general partner of KKR Associates (Strata) L.P., which is a general partner of KKR Partners II, L.P. Strata LLC is a limited liability company, the members of which are Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Alexander Navab, Neil Richardson and Todd Fisher. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who is a member of Strata LLC may be deemed to share beneficial ownership of any shares beneficially owned by Strata LLC. Each of such individuals disclaims beneficial ownership of such shares.

(4)
The GJL LLC, whose members are Gary M. Lowenthal and his wife, Justina Lowenthal, would be deemed a 10% owner for purposes of Section 16 of the Exchange Act of 1934 were it to be deemed a member of a "group", as defined in Section 13(d) of the Exchange Act. The GJL LLC does not affirm the existence of a group.

(5)
Of 267,381 shares, 50,000 shares are held directly by Mr. Kravis' wife. Pursuant to Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934, Mr. Kravis disclaims that he is the beneficial owner of such shares except to the extent of his pecuniary interest in such shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These Reporting Persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC.

        Based upon a review of filings made pursuant to Section 16(a) of the Securities Exchange Act of 1934 by the Reporting Persons as well as the Company's records, due to an oversight, (i) newly appointed officers (Mr. Macharsky and Ms. Colson) and newly appointed directors (Mr. Bae, Mr. McCann and Ms. Buivid) were late in filing their initial statements of beneficial ownership of securities on Form 3, (ii) Mr. Macharsky was late in reporting stock option grants he received in June 2002 and October 2002, (iii) Ms. Colson was late in reporting stock option grants she received in July 2002, (iv) Jean Andre Rougeot was late in reporting stock option grants he received in February 2000, (v) Christine Bell was late in reporting stock option grants she received in May 2000, December 2000 and October 2002, (vi) David Miller was late in reporting stock option grants he received in April 1999, May 2000, December 2001 and October 2002, (vii) Elizabeth Smith was late in reporting stock option grants she received in May 2000, December 2001 and October 2002 and (vii) all of the Company's directors were late in reporting stock option grants they received in March 2001 and May 2002 which the Company has disclosed in its previous years' proxy statements ..

DIRECTORS' COMPENSATION

        Directors of the Company who are not officers or employees of the Company receive stock options as remuneration for serving as directors. All directors are reimbursed for reasonable expenses incurred to attend director and committee meetings.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee of the Board of Directors of the Company consists of Marc S. Lipschultz and Scott M. Stuart, both of whom are non-employee Directors. The Compensation Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executive officers which seek to enhance the profitability of the Company with an appropriate balance between long-term and short-term profitability goals and to assure the ability of the Company to attract and retain executive employees with competitive compensation. Actions by the Compensation Committee are reported to the Board and, in appropriate cases, ratified by the Board prior to implementation.

        The compensation program of the Company seeks specifically to motivate the executive officers of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company, approximately equal weight being given to each of these criteria in evaluating performance.

        Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance, the individual's achievement of particular non-financial goals within his or her responsibility, and other contributions made by the officer to the Company's success. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining base salary levels, since the specific factors used may vary among officers. As is typical for most companies, payment of base salary amounts generally is not conditioned upon the achievement of any specific, pre-determined performance targets.

        In addition to base salary, each executive officer, including the Chief Executive Officer, may earn an incentive bonus of a specific, individualized percentage of such executive officer's base salary. The compensation policies of the Company are general and subjective both as to base salary and as to the other components of the compensation program.

        The Company's compensation program also includes benefits typically offered to executive officers of similar businesses to promote management stability, consisting of a 401(K) retirement plan and severance agreements.

        In addition, the Company periodically grants stock options to executive officers pursuant to the Company's Option Plans for Key Employees of the Company. The Compensation Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the long term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary to ensure the Company's continued success.

        Legislation enacted in 1993 imposes certain limits on the tax deductibility of executive compensation. The Compensation Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executive officers based on performance.

                      Respectfully submitted,
                      COMPENSATION COMMITTEE
                      Marc S. Lipschultz
                      Scott M. Stuart

Compensation Committee Interlocks and Insider Participation

        During the fiscal year 2002, the Compensation Committee was comprised of Mr. Lipschultz and Mr. Stuart. Mr. Stuart is a member of the general partner of KKR and Mr. Lipschultz is an executive of KKR. Kohlberg Kravis Roberts & Co. L.P. ("KKR"), which is an affiliate of the Common Stock Partnerships, may receive investment banking fees for services rendered to the Company in connection with certain transactions. KKR renders ongoing management, consulting and financial services to the Company for an annual fee of $375,000 plus expenses. During the 2002 fiscal year, $413,929, including expenses, was paid to KKR. The Common Stock Partnerships hold an aggregate of 34,660,907 shares of Common Stock as of March 20, 2003. The general partners of the Common Stock Partnerships are KKR 1996 GP L.L.C. and Strata LLC, both Delaware limited liability companies (each a "General Partner"), of which Mr. Stuart is one of the members. Mr. Lipschultz is an executive of KKR. Each General Partner has sole voting and investment power with respect to the applicable shares.

        The Common Stock Partnerships have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act of 1933, as amended, shares of Common Stock held by them. The Common Stock Partnerships have both demand and "piggyback"

registration rights. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any such registration.

Executive Officers

        Set forth below is certain information concerning each current executive officer of Boyds.

Name	Age	Positions Held During Previous Five Years
Jean-André Rougeot	44	Chief Executive Officer of the Company since February 2000. Prior thereto, he was the president and chief executive officer of the Coty Division of Coty, Inc., from 1993 through December 1999.
Christine L. Bell	47	Chief Operating Officer of the Company since 1997. Prior thereto, she was the Controller of the company from 1992 to 1997.
Linda Colson	53	Vice President—Sales of the Company since July 2002. Prior thereto, she was with TY, Inc for six years, most recently as Vice President of Sales.
Joseph E. Macharsky	37	Chief Financial Officer of the Company since July 2002. Prior thereto, he was with HMSHost from 1988 to 2001, most recently in the position of Senior Director of Accounting.
David Miller	37	Vice President—Marketing of the Company since April 1999. Prior thereto, he was the group publisher of collectibles publications at PRIMEDIA from January 1996 to 1999.
Elizabeth E. Smith	47	Vice President—Product Development since 1996. Prior thereto, she was the manager of the import division and coordinator of product development process of the Company 1990 to 1996.

Summary Compensation Table

        The following table summarizes the compensation awarded or paid to, or earned by the named executive officers of the Company during 2002.

				Long-Term Compensation Awards
		Annual Compensation
Name / Position	Fiscal Year			Securities Underlying Options
		Salary	Bonus
Jean-André Rougeot(1),	2002	$500,000	$209,938	—
Chief Executive Officer	2001	500,000	166,500	—
	2000	470,792	375,000	500,000
Christine L. Bell,	2002	$193,681	$73,125	50,000
Chief Operating Officer and Secretary	2001	188,809	57,800	50,000
	2000	182,046	60,000	50,000
Elizabeth E. Smith,	2002	$155,190	$46,250	50,000
Vice President—Product Development	2001	151,637	39,000	50,000
	2000	145,637	50,000	50,000
David L. Miller,	2002	$148,673	$21,875	40,000
Vice President—Marketing	2001	143,846	18,500	40,000
	2000	124,230	20,250	20,000
Linda Colson (2),	2002	$95,496	$18,647	30,000
Vice President—Sales

(1)
Mr. Rougeot became the Chief Executive Officer of Boyds on February 1, 2000 and his salary during the year 2000 represents the amount of salary paid to him from February 1, 2000, his first day of employment with Boyds to December 31, 2000.

(2)
Ms. Colson became Vice President—Sales of the Company on July, 29 2002, and her salary during the year 2002 represents the amount of salary paid to her from July 29, 2002, her first day of employment with Boyds to December 31, 2002. Included in her options award for 2002 were 30,000 options granted as a sign on incentive.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,987,607	$7.71	2,377,432
Equity compensation plans not approved by security holders	—	—	—

Total	2,987,607	$7.71	2,377,432

(1)
To be issued under the 1998, 1999, 2000 and 2001 Option Plans for Key Employees of Boyds.

Option Grants in Last Fiscal Year

        The following table provides information regarding the grant of stock options during the 2002 fiscal year to the named executive officers pursuant to the Company's Option Plans for Key Employees of the Company.

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Individual Grants
		Percent of Total Options Granted To Employees in 2002
Name	Securities underlying Options(2)		Exercise Price ($/Share)	Expiration Date
					5%	10%
Jean-André Rougeot, Chief Executive Officer(1)	—	—	—	—	—	—
Christine L. Bell, Chief Operating Officer	50,000	9.2%	$7.45	2013	$234,000	$594,000
Linda Colson, Vice President—Sales(4)	30,000	5.5%	$6.40	2013	$120,900	$305,700
David L. Miller, Vice President—Marketing	40,000	7.3%	$7.45	2013	$187,200	$475,200
Elizabeth E. Smith Vice President—Product Dev.	50,000	9.2%	$7.45	2013	$234,000	$594,000

(1)
Mr. Rougeot did not receive any stock options during the 2002 fiscal year.

(2)
Options are non-qualified stock options and generally terminate 90 days following termination of the executive officer's employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to the fair market value per share of the Common Stock on the grant date. These options become exercisable over a five-year period, 20% on each anniversary of the grant date of the option.

(3)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

(4)
Included in Ms. Colson options award for 2002 were 30,000 options granted as a sign on incentive.

Aggregate Option Exercises in Last Fiscal Year and Full Year Option Values

Name/Position	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Jean-André Rougeot, Chief Executive Officer	—	—	200,000/500,000	$0
Christine L. Bell, Chief Operating Officer	—	—	30,000/150,000	$8,000
Linda Colson Vice President—Sales	—	—	0/30,000	$0
David L. Miller Vice President—Marketing	—	—	31,000/125,000	$3,200
Elizabeth E. Smith Vice President—Product Dev	—	—	30,000/150,000	$8,000

401(k) Retirement Plan

        The Company maintains a noncontributory deferred retirement plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees are eligible to participate after one year of service and attainment of age 21.

Employment Contracts with Executive Officers

        The Company and Mr. Rougeot have entered into an employment agreement dated January 28, 2000. The agreement has an initial term of three years, and shall thereafter be automatically extended for successive one-year periods, unless either party gives six months notice prior to any extension under the agreement. Mr. Rougeot, among other things, (i) receives an annual base salary of $500,000 during the term of the agreement, (ii) receives an annual bonus, subject to the attainment of certain performance goals, in an amount not to exceed 200% of his base salary, (iii) participates in incentive compensation plans of the Company, (iv) received relocation expenses, (v) will receive 24 months of base salary and continuation of medical, dental and life insurance benefits for 24 months if the Company terminates his employment without cause due to performance and prior to a change of control and (vi) 24 months of base salary, continuation of medical, dental and life insurance benefits for 24 months and the sum of the annual bonus earned in the prior two years if the Company terminates his employment without cause for reasons not based on performance prior to a change of control or without cause after a change of control or if Mr. Rougeot terminates his employment for good reason at any time. Under the agreement, Mr. Rougeot is subject to non-competition and non-solicitation covenants for two years following termination of his employment and a confidentiality covenant at all times.

Certain Relationships and Related Transactions

        KKR, an affiliate of the Common Stock Partnerships, renders ongoing management, consulting and financial services to the Company for an annual fee of $375,000 plus expenses; $413,929 including expenses, was paid to KKR during the 2002 fiscal year. In addition, KKR may in the future receive investment banking fees for services rendered to the Company in connection with certain transactions. KKR received a cash fee in April 1998 of $6.0 million from the Company for negotiating the recapitalization and arranging the related financing, plus the reimbursement of its associated expenses.

        KKR 1996 Fund GP L.L.C. and Strata L.L.C., beneficially owned at March 20, 2003, in the aggregate approximately 59.0% of Boyds' outstanding shares of Common Stock on a fully diluted basis. Accordingly, affiliates of KKR are able to elect the Company's entire board of directors, control the Company's management and policies and, in general, determine without other Stockholders' consent the outcome of any corporate transaction or other matter submitted to the Stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the company's assets. Affiliates of KKR are also able to prevent or cause a change in control of Boyds and to amend Boyds' by-laws at any time. The members of each of KKR 1996 GP L.L.C. and Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Alexander Navab, Neil Richardson and Todd Fisher. Messrs. Kravis and Roberts comprise the executive committee of each of KKR 1996 Fund GP L.L.C. and Strata L.L.C. and are founding partners of KKR. Mr. Stuart is a member of the general partner of KKR and Mr. Lipschultz and Mr. Bae are an executives of KKR. Each of Messrs. Kravis, Roberts, Stuart, Lipschultz, and Bae is a Director of Boyds.

        On March 5, 1998, Boyds entered into a recapitalization and stock purchase agreement with Bear Acquisition, Inc. ("Bear Acquisition"). Bear Acquisition was a subsidiary of KKR 1996 Fund L.P., a limited partnership formed at the direction of KKR. In connection with the recapitalization, Bear Acquisition entered into a registration rights agreement, dated April 21, 1998 with Boyds. Pursuant to such agreement, Bear Acquisition has the right to require Boyds to register under the Securities Act of 1933 shares of Common Stock held by Bear Acquisition and has certain piggyback registration rights. The registration rights agreement provides, among other things, that Boyds will pay all expenses in connection with the first ten demand registrations requested by Bear Acquisition and in connection with any registration in which Bear Acquisition participates through piggyback registration rights granted under such agreement. Upon the liquidation of Bear Acquisition, rights and obligations of Bear Acquisition under the registration rights agreement with respect to demand registrations were transferred to the Common Stock Partnerships and with respect to piggyback registrations were transferred to all the former stockholders of Bear Acquisition, including the Common Stock Partnerships. The Company registered 6,750,000 shares of Common Stock held by the Common Stock Partnerships in connection with its initial public offering and reimbursed their expenses in connection with such registration.

        Prior to the recapitalization, all shares of Boyds' common stock were beneficially owned by Gary and Justina Lowenthal, a portion of which were redeemed pursuant to the recapitalization. In connection with the recapitalization, Boyds and Mr. Lowenthal entered into a registration rights agreement granting Mr. Lowenthal piggyback registration rights with respect to shares of Common Stock then owned by him.

        Boyds purchased approximately 111 acres of land from New Farm Operating, Inc., whose sole stockholder is Justina Lowenthal, wife of director and Chairman Emeritus Gary Lowenthal. The purchase price was $0.5 million. This land is being used for the Company's new retail store, Boyds Bear Country™, which is included in property and equipment. In the opinion of management, this transaction was executed on terms comparable to an arms length transaction.

        Boyds believes that the material terms of each of the transactions described above are no more favorable than those that would have been agreed to by third parties on an arm's length basis.

PERFORMANCE GRAPH

COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN*
Among the Boyds Collection Ltd., the S&P Midcap 400 Index
and a Peer Group

  *$100 invested on 3/5/99 in stock or on 2/28/99 in index-including reinvestment of dividends. Fiscal year ending December 31.

  Copyright ©2002, Standard & Poor's, a division of The McGraw-Hill, Companies, Inc. All right reserved.

  www.researchadatagroup.com/S&P.htm

        The above graph compares the cumulative total return on $100 invested on March 5, 1999 in the Common Stock of the Company, and on February 28, 1999 in the Standard & Poor's MidCap 400 Index and the Company "s selected peer group index. The issuers currently within the peer group index are Action Performance Companies, Inc., American Greetings Corporation, Blyth Industries, Inc., Department 56, Inc., Enesco Group, Inc., Lenox International Inc., Media Arts Group, Inc., Racing Champions Corporation, Russ Berrie & Company, Vermont Teddy Bear Co., Inc., Waterford Wedgewood plc and Yankee Candle Company, Inc. Each of the issuers is weighted in the calculation of the index to recognize its stock market capitalization. The returns of the MidCap 400 Index and the peer group index are calculated assuming reinvestment of dividends.

        The graph specifies data for the preceding trading day nearest to the Company's fiscal year-end.

        The stock price performance shown on the graph above is not necessarily indicative of future price performance. Data points above are provided by Research Data Group, Inc., a licensee of Standard & Poor's.

PROPOSAL ONE:

ELECTION OF DIRECTORS

        One of the purposes of the Annual Meeting is the election of ten directors, constituting the entire Board of Directors of Boyds, to hold office until the next Annual Meeting and until their successors are elected and qualified. All ten nominees for the Board of Directors of Boyds were elected at the previous Annual Meeting. If, for any reason, any of said nominees becomes unavailable for election, the holders of the Proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that the persons named will be unable or decline to serve if elected.

        The election of each nominated Director requires a plurality of the votes cast at the Annual Meeting. If a Stockholder wishes to withhold authority to vote for any nominee, such Stockholder can do so by following the directions set forth on the enclosed Proxy or on the ballot to be distributed at the Annual Meeting, if such Stockholder wishes to vote in person.

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL TEN NOMINATED DIRECTORS SET FORTH BELOW, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Information Concerning Directors and Nominees

        Set forth below is certain information concerning each nominee for Director of Boyds.

Name	Age	Positions Held During Previous Five Years
Gary M. Lowenthal	54	Chairman Emeritus of the Board of Directors; Chief Executive Officer of the Company from its founding in 1979 until February 2000.
Jean-André Rougeot	44	Chief Executive Officer of the Company since February 2000. Prior thereto, he was the president and chief executive officer of the Coty Division of Coty, Inc., from 1993 through December 1999.
Brian F. Carroll	31
		Executive of KKR since July 1999. From September 1997 to June 1999, attended Stanford University Graduate School of Business. Before attending business school, from March 1995 to July 1997, worked for KKR. Member of the Board of Directors of AEP Industries and Borden Chemical, Inc.
Henry R. Kravis	59
		Director of the Company since April 1998. Founding Partner of Kohlberg Kravis Roberts & Co. ("KKR"). Member of the Board of Directors of Alliance Imaging, Inc., Amphenol Corporation, Borden Chemical, Inc., KinderCare Learning Centers, Inc., KSL Recreation Corporation, PRIMEDIA, Inc., Sotheby's Holdings Inc., and Willis Group Holdings Limited.
Scott M. Stuart	43	Director of the Company since April 1998. General Partner of KKR. Member of the Board of Directors of Borden Chemical, Inc. and DPL Inc.
Marc S. Lipschultz	34	Director of the Company since April 1998. Executive of KKR. Member of the Board of Directors of Amphenol Corporation.

Timothy Brady	34
		Director of the Company since January 1999. Helped launch Yahoo! commercially in 1995, as its third employee. Most recently served as Chief Product Officer at Yahoo!. Prior thereto, he was a product marketing manager at Motorola, Inc., Tokyo.
Joseph Y. Bae	31
		Director of the Company since May 2001. Executive of KKR since September 1996. Prior thereto, he worked at Goldman Sachs & Co. from 1994 to 1996. Member of the Board of Directors of Shoppers Drug Mart.
Ann T. Buivid	50
		Director of the Company since May 2001. Managing Partner at Artemis Women, LLC. Prior to this she was President of Personal Care Division, Remington Products Company, LLC from January 2000 to January 2002, previously Vice President of Worldwide Marketing and New Business Development since 1998.
James F. McCann	51
		Director of the Company since May 2001. Chief executive Officer of 1-800-FLOWERS.COM since 1986. Member of the Board of Directors of Gateway, Hofstra University, Gtech, and The National Retail Federation.

PROPOSAL TWO:

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        At the Annual Meeting, Stockholders will be asked to ratify the selection of Deloitte & Touche LLP as independent certified public accountants of the Company for the current fiscal year. The ratification of Deloitte & Touche LLP requires the approval of the majority of votes cast at the Annual Meeting.

        Deloitte & Touche LLP, independent certified public accountants, have audited the financial statements of the Company for the period ended December 31, 2002. Services provided by Deloitte & Touche LLP included work related to the audit of the financial statements and other related services

        A representative of Deloitte & Touche LLP is expected to attend this meeting. He will be afforded the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions.

        On April 21, 1998, the Company dismissed Stambaugh Ness, P.C. as its independent accountants. The Company's Audit Committee participated in and approved the decision to change independent accountants.

        The Company engaged Deloitte & Touche LLP as its new independent accountants as of July 6, 1998. During the periods January 1, 1999 through December 31, 1999, January 1, 2000 through December 31, 2000 and January 1, 2001 through December 31, 2001, and January 1, 2002 through December 31, 2002, the Company has not consulted with Deloitte & Touche LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation SK Item 304(a)(2)).

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

STOCKHOLDERS LIST

        A complete list of the Stockholders entitled to vote at the annual meeting of Stockholders to be held on May 20, 2003, will be available for inspection during normal business hours at the principal offices of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Stockholder, and at all times during the annual meeting at the place of the meeting.

STOCKHOLDER PROPOSALS

        In order for proposals by Stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2004 Annual Meeting of Stockholders, such proposals must be received by the Secretary of Boyds at the principal executive offices of Boyds no later than the close of business on October 31, 2003.

OTHER MATTERS

        Management of Boyds does not know of any other matters to be brought before the meeting. If any other matter properly comes before the Annual Meeting, it is intended that the holders of Proxies will act in respect thereof in accordance with their best judgement.

        Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of Proxies, and, upon request, will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies which is expected to be nominal.

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors,

Christine L. Bell Chief Operating Officer and Secretary

THE BOYDS COLLECTION, LTD.

Solicited by the Board of Directors for the Annual Meeting of Stockholders

        The undersigned hereby appoints Christine L. Bell (and if the undersigned is a proxy, the substitute proxy), the proxy of the undersigned to vote all shares of the common stock of The Boyds Collection, Ltd., ("Boyds") held of record on March 20, 2003 by the undersigned as directed on the reverse side and in their discretion on all other matters which may properly come before the Annual Meeting of Stockholders of Boyds, to be held on May 20, 2003, at 8:30 a.m. at Boyds Bear Country™, 75 Cunningham Road, Gettysburg, Pennsylvania, and any adjournments or postponements thereof, with all the powers the undersigned would have if personally present.

        Without limiting the general authorization hereby given, the undersigned directs said proxy to vote as specified upon the items shown herein which are referred to in the Notice of Annual Meeting and as set forth in the Proxy Statement.

        This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

(Continued and to be dated and signed on the reverse side)

THE BOYDS COLLECTION, LTD. P. O. BOX 11417 NEW YORK, NY 10203-0417

1. Election of Directors FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees	FOR ALL EXCEPT nominee(s) marked in space below

NOMINEES: Joseph Y. Bae, Timothy Brady, Ann T. Buivid, Brian F. Carroll, Henry R. Kravis, Marc S. Lipschultz, Gary M. Lowenthal, James F. McCann, Jean-Andre Rougeout, and Scott M. Stuart.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and write the nominee's(s') name(s) from the above list. Your shares will be voted for the remaining nominee(s).)

2. Ratification of Deloitte & Touche LLP as independent certified public accountants of the Company for the current fiscal year. FOR AGAINST ABSTAIN	Please sign exactly as your name appears herein, Attorneys-in-fact, executors, administrators, trustees and guardians should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized name.
3. In her discretion, the proxy is authorized to vote your shares as she sees fit for any other business that may come before the meeting.	Dated: , 2003 Signature: Signature:
I will attend the Annual Meeting. YES NO	Votes must be indicated (x) In Black or Blue ink. /x/ Mark here for Address Change and Note at Left
THE BOYDS COLLECTION, LTD. TREASURY STOCK ACCOUNT P. O. BOX 4385 GETTYSBURG, PA 17325-4385	Please sign, date and return this proxy in the enclosed postage prepaid envelope.

QuickLinks

TABLE OF CONTENTS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
DIRECTORS' COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN* Among the Boyds Collection Ltd., the S&P Midcap 400 Index and a Peer Group
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDERS LIST
STOCKHOLDER PROPOSALS
OTHER MATTERS
THE BOYDS COLLECTION, LTD. Solicited by the Board of Directors for the Annual Meeting of Stockholders